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LICENSING AND SUPPLY AGREEMENT

Agreement made this 13th day of September, 2006, between Laboratoires Carilène S.A.S a corporation existing under the laws of France, and having its principal place of business at 7, rue du Chant des Oiseaux, 78360 Montesson-France (hereinafter referred to as “Supplier”), and Auriga Laboratories, Inc., existing under the laws of the State of Delaware, U.S.A, having its principal place of business at 5555 Triangle Parkway, Suite 300 – Norcross, Georgia 30092, U.S.A. (hereinafter referred to as “Buyer”).

WITNESSETH :

WHEREAS, The Supplier desires to sell and the Buyer desires to buy the Product defined below and described in Attachment A hereto; and

WHEREAS, The Supplier is willing to furnish all of Buyer’s requirements for the Product and Buyer is willing to purchase all of its requirements for the Product from Supplier, subject to Supplier’s ability to meet Buyer’s demand for the Product; and

WHEREAS, The Buyer shall be the exclusive distributor of the Product in the Territory defined below; except with respect to urologists and gynecologists as more fully described herein.

WHEREAS, Supplier is the exclusive owner of an invention relating to the use in Xerostomia and the subject of a patent filed in the U.S.A. under the number 10/538,835, published under the number US-2006-0078620-A1 on April 13th, 2006, and all claims therein, that covers the Product (hereinafter called the “Invention’).

WHEREAS, the Supplier has obtained for the Product all applicable Medical device Rx Approval by the FDA under Section 510 k of the FD&C Act (as evidenced in FDA docket number K0518112).

WHEREAS, The Supplier will transfer to the Buyer the Information, as well as scientific and marketing data which are essential to the manufacture and commercial exploitation of the Product.

NOW THEREFORE, this Agreement witnesses that for and in consideration of the respective covenants and agreements herein contained, it is agreed by and between the parties as follows:

ARTICLE 1
DEFINITIONS

1.1.	Definitions. For the purpose of this Agreement or any amendment thereto, the following terms shall have the following meanings, respectively :

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1.1.1.	“Product(s)” shall mean an oral artificial saliva that contains oxygenated triglycerides from corn oil that have lubricating and moisturizing properties, as covered by the Patent and all other Supplier intellectual property rights and as further described in Attachment A. Product shall include the Authorized Generic Version and all successor products and all line extensions, upgrades, new formulations and the like. The product is preserved, and supplied in a metal bottle with a spray pump containing 40 mL (1.35 fl.oz.) or in 20ml metal bottle . The spray pump delivers a metered dose of 0.100 mL per spray or approximately 400 sprays for the 40ml and 200 spray for the 20ml, corresponding to either two months treatment or one month treatment. Product shall also include sample packages as mutually agreed to between the parties from time to time.

1.1.2.	“Territory” shall mean the United States of America and its possessions and territories

1.1.3.	“Information” shall mean all trade secrets, data, information and know-how related to the Invention, Product and the Patent.

1.1.4.	“Patent” means the U.S.A. Patent in process of registration as described above and further described in Attachment B, including all divisionals, reissuances, reexaminations, foreign counterparts and the like.

1.1.5.	“Transfer Price” shall mean the price in U.S. dollars paid by Buyer to Supplier for the Product as described below in Article 5.4.

1.1.6 “FCA” shall have the meaning ascribed thereto in INCOTERMS 2000 of the International Chamber of Commerce, meaning, among other things, that Supplier shall deliver the goods cleared for export, at Supplier’s expense, and Buyer shall clear, at its expense, the goods for import into the Territory.

1.1.7 “Quality Assurance Agreement”: Attached hereto as Exhibit A is Supplier’s Quality Assurance Agreement with its industrial supplier. The Quality Assurance Agreement shall ensure all applicable governing laws, rules and regulations including but not limited to those relating to Good Manufacturing Practices (GMPs). At the time of first production, or as reasonably requested by Buyer thereafter, the GMED (official organization in France upon which the FDA calls) may audit and produce an official license for the purpose of confirming compliance with the United States Food and Drug Adminstration’s laws, rules and regulations, including but not limited to those relating to GMPs.

1.1.8 “Manufacturing Package” means all Information and instructions necessary to enable a third party to manufacture the Product if permitted pursuant to this Agreement.

1.1.9 “Net Sales” means all amounts actually received by Buyer as a result of its sales of Products less all deductions for discounts, product rebates, Medicaid rebates, forced or mandated wholesales/distributor fees, rebates to other governmental agencies or purchasing associations, returns, chargebacks and import fees.These rebates and discounts cannot exceed 15% of gross sales.

1.1.10 “Authorized Generic Version” means the Product released under a generic label.

ARTICLE 2
REQUIREMENTS AND EXCLUSIVITY

2.1. License.

        2.1.1 Supplier hereby grants to Buyer the exclusive (even as to Supplier) right, under all applicable worldwide intellectual property rights, to sell, market, distribute, sublicense and exploit the Product in the Territory under a trade name of its choice (including without limitation using Supplier’s trade name). Buyer shall have the right to introduce an Authorized Generic Version of the Product at a future date, in Buyer’s sole discretion. Buyer is also hereby granted an exclusive right and license, under all applicable worldwide proprietary rights, to make, have made, use, sell, have sold, market, distribute, sublicense and manufacture the Product, but only if and when expressly authorized under the terms and conditions of this Agreement.

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        2.1.2 Buyer and Supplier hereby agree that Buyer shall negotiate in good faith with a party to be designated by Supplier for the purpose of entering into a “co-promote” agreement whereby such designee shall be permitted to sell, market and distribute the Product in the Territory only under Buyer’s trade name (the “Urology Co-Promotion Partner”). For purposes of this Agreement “CO-PROMOTE” shall mean an arrangement in the Territory, in which (i) Supplier is the single registration holder for the Product; (ii) Supplier is the single Party responsible for the manufacture of Product; (iii) Buyer is the single Party establishing the price of Product; (iv) Buyer is the single Party booking sales; (v) a single trademark being used in connection with the Product; (vi) the Urology Co-Promotion Partner promotes, markets and sells the Product in the Territory to urologists and gynecologists only ; (vii) Buyer promotes, markets and sells the Product in the Territory outside of urologists and gynecologists ; and (viii) Buyer’s name and logo appear on the Product.

2.2 Sale of Requirements. During the term of this Agreement, Supplier agrees to sell to Buyer all of Buyer’s requirements of the Product in accordance with the terms of this Agreement. If Supplier is unable to supply all of Buyer’s requirements, Supplier shall, as Buyer’s sole remedy, use commercially reasonable efforts to provide Buyer, at prices at or lower than those set forth in this Agreement, with the Product from other sources to avoid out-of-stock situations. Notwithstanding the foregoing, if Supplier is unable to supply Buyer’s requirements two (2) or more times during a ninety (90) day period, then Buyer shall have the right to require qualification of a second manufacturer, of Buyer’s choice, to manufacture the Product for Buyer by using the Manufacturing Package. Such additional manufacturer shall be subject to the confidentiality restrictions set forth herein.

2.2.1 Purchase of Requirements. During the term of this Agreement, Buyer agrees to buy from Supplier all of Buyer’s requirements for the Product in accordance with the terms of this Agreement.

2.3.     Exclusivity. During the term of this Agreement, Supplier agrees not to distribute or sell the Product directly or indirectly to any other party for the purpose of use or sale in the Territory in accordance with Article 2.1. If during the Term of the Agreement, Buyer at any time notifies Supplier that a party is distributing or selling Product in the Territory, Supplier agrees that it will take all action necessary to immediately halt all sales (direct and indirect) of Product to such party that is distributing or selling in the Territory providing that the source of the product is identified to be the Supplier. In the event any damages are recovered as a result of Supplier’s actions, after reimbursing Supplier its reasonable costs to take such action, all remaining proceeds shall belong to Buyer, subject to the royalty set forth in Article 5.3 If the source of the Product is other than Supplier, then Buyer shall have the right, by virtue of the exclusive license granted in Article 2.1, to take action against such third party, and all proceeds of any such action shall belong solely to Buyer, subject to the royalty set forth in Article 5.3.

2.4.     No Sales Outside the Territory. Buyer shall not, without the prior written approval of Supplier (to be granted or withheld in Supplier’s sole and absolute discretion), directly or indirectly sell Product outside the Territory, advertise, promote or solicit customers for Product outside the Territory, establish any office outside the Territory through which orders are solicited or establish any depot at which inventories of Product are stored outside the Territory.

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2.5 Right of First Refusal. In the event Supplier decides to grant an exclusive right to distribute and sell any further Supplier products in the Territory, and such products are not included under the definition of Products set forth in this Agreement, Supplier shall provide Buyer the first opportunity to obtain such exclusive right for such products upon mutually agreed upon terms and conditions. Upon receiving information regarding new Products, Buyers shall have 90 days to exercise right of first refusal.

ARTICLE 3
REPRESENTATIONS

3.1.     Representations of Supplier. The Supplier represents that:

3.1.1.     Supplier is the exclusive owner of all rights, title and interest in and to the Invention, Patent, and Information, and has the right to grant to Buyer the rights and licenses set forth in this Agreement. The Invention and Products are completely safe for human use and does not have any direct or indirect adverse health effects.

3.1.2.     As of the date of this Agreement, other than the Patent, Supplier has not filed, or caused to be filed in the U.S., patent applications, or obtained in its name or caused to obtain in the name of others, any other patent based on or relating to the Invention, Information or devices or methods similar to the Invention.

3.1.3.     Supplier has, and will continue to, comply with all applicable laws, rules and regulations with respect to the development, manufacture, sale, use and distribution of the Product (“Laws”), including, at its sole cost and expense, obtaining and maintaining all applicable FDA approval to enable the Product to be sold in the Territory.

3.2.     Information. Supplier shall furnish to Buyer, or its nominees, any Information reasonably required (as determined by Supplier and Buyer) by Buyer to commercialise and exploit the use of the Invention and the Products permitted under this Agreement, including without limitation the clinical data and related materials that were conducted on the Invention and/or Products.

3.3.     Buyer represents that Buyer (i) will adhere to all applicable laws, rules and regulations, relating to the sale of Product in the Territory; and (ii) will store the Product in appropriate conditions and facilities (as instructed by Supplier).

ARTICLE 4
GENERAL OBLIGATIONS

4.1.     Buyer’s Obligations. Marketing and distribution. In addition to any and all other obligations and liabilities of Buyer as provided in this Agreement, Buyer or Buyers successors shall use commercially reasonable efforts to promote and market the Product for sale according to the business plan covering the first 3 years communicated to Supplier.

4.2.1.     Supplier’s obligation. Lead time: Lead time for Products ordered hereunder shall be 12 weeks for the first order after reception of the final art work data signed by both supplier and buyer, and then 8 weeks after receipt of all other orders. Shipment time by ocean shall be 4/5 weeks; by air-freight shall be 1 week. Shipment time shall be added to lead time for purposes of scheduling delivery. 50% of total billing for the first order only, will be paid by money bank transfer at order time.

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4.2.2.     Supplier shall provide Buyer with a Certificate of Analysis for batches of Product by facsimile three (3) working days prior to shipment. Original copies of the Certificates of Analysis shall be sent regular mail. Additional supportive documentation per batch Is specified in the Quality Assurance Agreement.

4.2.3.     Supplier shall provide Buyer with a copy of the bill of lading by facsimile upon shipment.

4.3 Manufacturing Rights. In the event Supplier admits in writing its inability to pay its debts generally as they become due, files an assignment or a petition in bankruptcy, as the case may be, or a petition to take advantage of any insolvency statute, makes a general assignment for the benefit of its creditors, consents to the appointment of a receiver of itself or of the whole or any substantial part of its property, undertakes its liquidation, winding-up or dissolution, or enters into an arrangement or composition with or for the benefit or creditors generally occurring in circumstances in which it is unable to meet its obligations as they fall due, then Buyer shall have a non-exclusive right and license to use the Manufacturing Package and to select a third party to manufacture the Product for continued distribution in the Territory. In the event Buyer exercises its rights under this Section 4.3, all royalties payable hereunder shall remain unchanged. Supplier shall place the Manufacturing Package in escrow pursuant to a mutually agreed upon escrow agreement that enables release of the Manufacturing Package upon written notice of the occurrence of any of the foregoing release conditions. When Supplier recovers it’s total ability to run it’s business normally, the Buyer’s manufacturing rights under this Section 4.3 shall terminate and the provisions, terms and conditions of this Agreement shall be in full force and effect.

ARTICLE 5
PRICE AND TERMS

5.1.     Payments : In consideration of the exclusive license granted in Article 2.1, thirty (30) days prior to shipment of the first batch of Product ordered by Buyer hereunder, Buyer shall pay to Supplier a non refundable premium of USD $1.5 million in accordance with the following payment schedule:

    (i).       US$250,000 upon the commercial launch of the Product in the U.S.;

    (ii).      US$500,000 on or before the 90th day after commercial launch of the Product in the U.S.; and

    (iii).     US$750,000 upon the earlier of twelve months after the commercial launch of the Product or at the time that Buyer achieves $5,000,000 of Net Sales.

        Supplier and Buyer agree that, in the sole discretion of Supplier, the payment provided by Buyer to Supplier under Section 5.1(iii) of this Agreement may be paid in either U.S. dollars or the common stock of Buyer with a value equal to the amount payable under Section 5.1(iii) hereof as of the date of issuance.

5.2.     Minimum Batch size : The minimum batch size for stock bottles of the Product shall be 100,000 units with a maximum shelf life of three (3) years from date of manufacture deliverable in 2 shipments at 2 different dates within any 12 month period.

5.3.     Royalties: Buyer will pay royalties equal to five percent (5%) on Net Sales. Royalties will be calculated for the first six months after initial distribution by Buyer and every six months thereafter. Royalty is to be paid 60 days following the determination period to Supplier.

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5.4.     Transfer Price: The official exchange rate applied on the 13/9/2006 will be applied all through the year 2007/2008 : 1€ = $ 1.27. For the first twelve months of the term of this Agreement the Transfer Price shall be as set forth in Exhibit B. After the initial 24 months of exploitation of the product, the Transfer Price may be negotiated on an amicable basis following cost increase of raw materials, energy and labour; provided, however, that if agreement regarding the Transfer Price is not reached after good faith negotiations, then the Transfer Price from the most recent year shall be used for the current year.

5.5.     Price Decreases: Supplier shall use all commercially reasonable efforts to reduce the prices charged to Buyer hereunder for the Products. If such prices can be reduced as a result of market forces or cost reduction strategies identified by Supplier, then 50% of the amount of such price reduction shall be applied to the prices paid by Buyer hereunder. If prices can be reduced as a result of cost reduction strategies identified by Buyer, then 100% of the amount of such reduction shall be applied to the prices paid by Buyer hereunder.

5.6 Transport and Product Insurance : All risk of damage to or loss or delay of the Product shall pass to Buyer upon Supplier’s delivery at the FCA pick-up point to a common carrier. Buyer shall insure each shipment of the Product with a reputable insurer for the full invoice value of such shipment. Such insurance shall provide for full coverage from the time the Product are delivered from the FCA pick-up point until Buyer shall have paid Supplier in full for such Product.

5.7.     Payment Terms : The Buyer shall be invoiced for purchases of Product with a payment term of 30 days from evidence of shipment. All invoices shall be paid by Buyer within thirty (30) days of receipt by bank transfer only.

5.8.     Forecasts : Buyer agrees to provide Supplier with a twelve (12) month non-binding forecast indicating Buyer’s estimated intended purchases of Product during each calendar quarter of such period. Such forecast shall be updated by Buyer on a rolling basis for a new twelve (12) month period, which updated forecast must be received by Supplier no later than thirty (30) days prior to the first day of each succeeding calendar quarter. Such rolling forecasts by Buyer are required to meet the lead times required by certain of Supplier’s suppliers as communicated to Buyer by Supplier.

5.9.     Minimum Purchase Requirements for USA. In order to maintain its exclusive distribution license in accordance with Article 2.1, Buyer shall purchase the following minimum amounts of the Product from Supplier during the term of this Agreement.

5.9.1.     During the first twelve (12) month period, Buyer will purchase at least 50,000 units of Product to maintain exclusivity.

5.9.2.     During the second twelve (12) month period, Buyer will purchase at least 75,000 units of Product to maintain exclusivity.

5.9.3.     During the third twelve (12) month period, Buyer will purchase at least 100,000 units of Product to maintain exclusivity.

5.9.4.     During the fourth twelve (12) month period, and for each twelve (12) month period thereafter, Buyer will purchase at least 125,000 units of Product to maintain exclusivity.

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5.9.5.     Failure to achieve the above targets for two consecutive years, could result in the loss of exclusive rights to the Product in the Territory (whereupon Supplier shall give Buyer 90 days prior written notice of such loss of exclusive rights). Notwithstanding the foregoing, Buyer shall have the right to “buy out” the Minimum Purchase Requirement for any given year by paying to Supplier the amount of royalty that would have been paid to Supplier had Buyer met the applicable Minimum Purchase Requirement, based on Buyer’s sales price in effect at the time.

ARTICLE 6
TRADEMARKS

6.1.     Use of Trademarks. Buyer can market Product in the Territory under its own trademarks and trade names; provided, however, Buyer shall include notices on each Product stating the US Patent pending number and Supplier’s ownership rights, as well as being identified as the manufacturer of the finished product or use Supplier’s trade name Aequasyal free of charge. Buyer is granted a non-exclusive right and license to use Supplier’s trademarks and trade names for the purpose of marketing and distributing the Products in the Territory. Supplier shall label the Product in accordance with Buyer’s instructions, as may be updated from time to time.

In case Buyer chooses it’s own trademark, Buyer, at its own expense, shall be responsible for the selection, registration and maintenance of the brand name to be used with respect to the Product and shall own and control such trademark. All goodwill arising as a result of such trademark shall inure solely to the benefit of Buyer.

ARTICLE 7
TERM AND TERMINATION

7.1.     Term. This Agreement shall take effect as of the date first above written, and unless earlier terminated as otherwise provided in this Agreement, shall continue in force until the expiration of the Patent so long as Buyer has purchased the minimum requirements set forth in Section 5.9.

7.2.     Termination. This Agreement may be terminated in accordance with the following provisions:

7.2.1.     Either party may terminate this Agreement by giving notice in writing to the other party should an event of Force Majeure continue to affect the other party hereto uninterrupted for more than six (6) months as provided in Section 8.5 below;

7.2.2.     Either party may terminate this Agreement by giving notice in writing to the other party in the event the other party is in material breach of a material provision this Agreement and such breaching party shall have failed to correct such breach within thirty (30) days of receipt from the other party of written notice describing with specificity such breach (and if such breach is not reasonably corrected within such 30 days, such breaching party must have at least undertaken within such 30 day period reasonable steps to correct such breach after such 30 day period in order to prevent such termination).

7.3.     No compensation. In the event either party terminates this Agreement in accordance with the terms hereof, the parties hereby agree that neither party shall be entitled to any compensation or like payment from the other party or any affiliate of the other party as a result of such termination.

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7.4.     Upon termination or expiration of this Agreement in accordance with its terms, Buyer shall within 160 days thereafter immediately cease to sell and/or distribute the Product. Further, upon termination or expiration of this Agreement, subject to the foregoing sentence, each party shall return or destroy the other party’s Confidential Information (as defined below).

ARTICLE 8
FORCE MAJEURE

8.1.     Definition. “Force Majeure” shall mean any event or condition not reasonably within the control of either party which prevents in whole or in material part the performance by one of the parties of its obligations hereunder or which renders the performance of such obligations so difficult or costly as to make such performance commercially unreasonable. Without limiting the foregoing, the following shall constitute events or conditions of Force Majeure; acts of State or governmental action, riots, war, strikes, prolonged extreme slowdowns, prolonged extreme shortage of energy supplies, epidemics, fire, flood, hurricane, typhoon, earthquakes, lightning and explosion; provided, however, a Force Majeure event shall not limit Buyer’s obligation to make payments to Supplier for Product. It is in particular expressly agreed that any refusal or failure of any governmental authority to grant any authorization, approval or license legally required for the fulfillment by Supplier of its obligations hereunder shall constitute an event of Force Majeure.

8.2.     Notice. Upon giving notice to the other party, a party affected by an event of Force Majeure shall be released without any liability on its part from the performance of its obligations under this Agreement, except for the obligation to pay any amounts due and owing hereunder, but only to the extent and only for the period that its performance of such obligation is prevented by the event of Force Majeure. Such notice shall include a description of the nature of the event of Force Majeure, and its cause and possible consequences. The party claiming Force Majeure shall promptly notify the other party of its termination of such event.

8.3.     Confirmation. The party invoking Force Majeure shall provide to the other party confirmation of the existence of the circumstances constituting Force Majeure. Such evidence may consist of statement or certificate of an appropriate governmental department or agency where available, or a statement describing in detail the facts claimed to constitute Force Majeure.

8.4.     Suspension of Performance. During the period that the performance by one of the parties of its obligations under this Agreement has been suspended by reason of an event of Force Majeure, the other party may likewise suspend the performance or all or part of its obligations hereunder to the extent that such suspension is commercially reasonable.

8.5.     Termination. Should the period of Force Majeure continue for more than sixty (60) consecutive days, the party not suffering the Force Majeure may terminate this Agreement without liability to the other party, except for payments due to such date, upon giving written notice to the other party.

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ARTICLE 9
PRODUCT LIABILITY

9.1.     Supplier Product Liability Insurance. Supplier is the supplier of the finished consumer Product, and bears all products liability risk associated therewith. Supplier shall maintain and shall require all of its subcontractors and manufacturers to maintain Commercial General Liability insurance with a limit of not less than $1 million per each occurrence and $2 million aggregate. Such insurance shall be maintained from the inception of this Agreement until 9 months following termination of this Agreement.

Supplier shall provide certified copies of each policy providing the such insurance upon Buyer’s request at any time (and such certificates shall (1) clearly evidence all such coverage and specific evidence of a separate commercial general liability endorsement adding such additional insured, and (2) provide that such insurance shall not be modified, terminated or cancelled except on 30 days’ prior written notice to Buyer. If Supplier for any reason, fails to maintain insurance coverage which is required pursuant to this Agreement, the same shall be deemed a material breach of contract and Buyer may, at its sole option, terminate this Agreement and obtain damages from Supplier resulting from said breach. (By requiring insurance herein, Buyer does not represent that coverage and limits will necessarily be adequate to protect Buyer and such coverage and limits shall not be deemed as a limitation on liability under the indemnities hereunder.)

9.2.     Indemnity. Supplier shall indemnify, reimburse, and hold harmless Buyer, its affiliates, and their respective officers, directors, employees, agents, successors and assigns from and against any and all costs, losses, liabilities, damages, pending, threatened or concluded lawsuits, deficiencies, claims and expenses (including reasonable fees and disbursements of attorneys) (collectively, the “Damages”) to the extent such Damages are incurred in connection with or arise out of (i) any breach of any covenant or agreement of Supplier herein; (ii) the breach of any representation or warranty made by Supplier in this Agreement (without regard to materiality qualifiers contained in such representations or warranties); (iii) the negligence or willful misconduct of Supplier, its employees, agents or contractors; and (iv) the use or distribution of the Products, including without limitation any actual or alleged infringement of any third party intellectual property rights by the Products or Information, or the use, sale or distribution thereof.

9.3 Buyer Product Liability Insurance. Buyer shall maintain Commercial General Liability insurance with a limit of not less than $1 million per each occurrence and $2 million aggregate. Such insurance shall name Supplier and each of its members, managers, directors, officers and employees as an “additional insured.” Such insurance shall be maintained from the inception of this Agreement until 9 months following termination of this Agreement.

Buyer shall provide certified copies of each policy providing the such insurance upon Supplier’s request at any time (and such certificates shall (1) clearly evidence all such coverage and specific evidence of a separate commercial general liability endorsement adding such additional insured, and (2) provide that such insurance shall not be modified, terminated or canceled except on 30 days’ prior written notice to Supplier. If Buyer for any reason, fails to maintain insurance coverage which is required pursuant to this Agreement, the same shall be deemed a material breach of contract and Supplier may, at its sole option, terminate this Agreement and obtain damages from Buyer resulting from said breach. (By requiring insurance herein, Supplier does not represent that coverage and limits will necessarily be adequate to protect Supplier and such coverage and limits shall not be deemed as a limitation on liability under the indemnities hereunder.)

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ARTICLE 10
GOVERNING LAW, ETC.

10.1.     Applicable Law. This Agreement shall be governed by, and shall be construed and enforced in accordance with, the internal laws of New York, USA, without regard to conflicts of laws provisions thereof and without regard to the United Nations Convention on Contracts for the International Sale of Goods. Any legal action or proceeding arising under this Agreement will be brought exclusively in the federal or state courts located in New York City, New York, and the parties hereby consent to the personal jurisdiction and venue therein.

ARTICLE 11
MISCELLANEOUS

11.1 Assignment: Neither party shall have the right to assign or otherwise transfer its rights and obligations under this Agreement except with the prior written consent of the other party and consent shall not be unreasonably withheld; provided, however, that either party shall be entitled to assign any or all of its rights and obligations hereunder to any of its affiliates, or in the event of a merger or acquisition of substantially all of a party’s stock, assets or business.

11.2 Limitation of Liability. Except in the event of a breach of any of the provisions of Article 2, Article 3, Article 11.3 of this Agreement, or liability under Article 9, neither party shall be liable to the other party or any third party for special, indirect, incidental, consequential or punitive damages of any kind or nature whatsoever, whether arising under contract, warranty, or tort (including negligence or strict liability) or any other theory of liability even if the possibility of such damages were disclosed to the other party or could have been reasonably foreseen. The limitations of liability reflect the allocation of risk between the parties. The limitations specified in this Section 11.2 will survive and apply even if any limited remedy specified in this Agreement is found to have failed of its essential purpose.

11.3.     Confidentiality. Both parties acknowledge that either may receive (the “receiving party”) Confidential Information (as defined hereinafter) from the other (the “disclosing party”) during the term of this Agreement, including information designated as confidential at the time of disclosure, or summarized in writing as Confidential Information within a reasonable time after disclosure. The receiving party shall only use the other party’s Confidential Information to perform its obligations under this Agreement and disclose the other party’s Confidential Information only to persons within the receiving party having a need to know the information for the purpose of this Agreement. The receiving party shall treat the Confidential Information as it does its own valuable and sensitive information of a similar nature, and, in any event, with not less than a reasonable degree of care. “Confidential Information” means any business or technical information of a party, including but not limited to any information relating to product plans, designs, costs, product prices and names, finances, marketing plans, business opportunities, personnel, research, development or know-how that is designated by the disclosing party as “confidential” or “proprietary” and, if orally disclosed, reduced to writing by the disclosing party within thirty (30) days of such disclosure.

11.4.     Ownership. Supplier is and shall remain the owner of all Patents and Information, including any enhancements, modifications or enhancements to such Patents and/or Information which are made during the term of this Agreement by either party.

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11.5.     Entire Agreement/Modifications. Except with respect to the Quality Assurance Agreement, this Agreement constitutes the complete and exclusive statement of the agreement between the parties, and supersedes all proposals, and all other prior or contemporaneous communications between the parties relating to the subject matter hereof, whether written or oral. No purchase order shall add additional terms to or vary the terms of this Agreement. Modifications to this Agreement shall be in writing, expressly refer to this Agreement, and be signed by authorized representatives of Buyer and Supplier.

11.6.     Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be contrary to law, the remaining provisions of the Agreement shall remain in full force and effect.

11.7.     Independent Contractors. The parties are independent contractors to each other. No agency, employment, or partnership is hereby created by and between the parties. Neither party shall have authority to act for the other in any manner to create obligations or debts that would be binding upon the other. Neither party shall be responsible for any obligations or expenses of the other except as expressly authorized to be incurred in the performance of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the date first above written.

Date

Laboratoires Carilène, SA	Auriga Laboratories, Inc..
Signature /s/ Stéphane Desjonquères	Signature /s/ Philip S. Pesin
Name Stéphane Desjonquères	Name Philip S. Pesin
Position President	Position Chief Executive Officer